Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

TOPIRAMATE EXPOSURE AND BIRTH DEFECT DATA TO BE PRESENTED AT THE 29th INTERNATIONAL EPILEPSY CONGRESS

Retrospective Mother-Infant Dyad Analysis from Wolters Kluwer Pharma Solutions Databases Show No Significant Increased Risk of Oral Clefts or Major Congenital Malformations in Infants Exposed to Topiramate During Pregnancy

MOUNTAIN VIEW, Calif., July 20, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that on August 31, 2011, during the late breaking poster session at the 29th International Epilepsy Congress (IEC) in Rome, Italy, Dr. Alison Pack, Associate Professor of Clinical Neurology, Department of Neurology, Columbia University Medical Center, will present the results of a retrospective study of medical claims data on oral clefts (OC) and major congenital malformations (MCMs) associated with in utero topiramate exposure. The IEC is one of the largest international gatherings of medical professionals focused on the management of patients with epilepsy.

The study was conducted using medical claims and pharmacy prescription data from the Wolters Kluwer Pharma Solutions Source® Lx Patient Longitudinal Database, which identified 778 mother-infant dyads exposed to topiramate within 10 months prior to giving birth.  The study also included two non-topiramate-exposed control groups: one comprised of 3,431 dyads exposed to other antiepileptic drugs (AEDs) during pregnancy and a second of 2,307 dyads with a diagnosis of epilepsy, but no exposure to topiramate during pregnancy. In all cohorts, known or suspected teratogens, including valproate, and phenytoin were excluded. The risk of OC and MCM due to topiramate exposure was calculated in comparison to the other AED exposed and the non-topiramate exposed Epilepsy groups.  The results are as follows:

	Topiramate Group	AED Group	Epilepsy Group

Frequency of:
Oral cleft	0.26%	0.20%	0.30%
Major malformations	4.11%	3.50%	4.72%

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The relative risk (95% CI) for the topiramate group vs. other AEDs group for OCs was 1.26 (0.26-6.05) and the relative risk of MCMs was 1.18 (0.80-1.72). For the topiramate vs. the non-topiramate exposed Epilepsy group, the relative risk was 0.85 (0.18-4.07) for OCs and the relative risk was 0.87 (0.59-1.28) for MCMs . There were no statistically significant differences in OC or MCM frequency between the topiramate and control groups.

“The results of this retrospective study show that in comparison to the other non-teratogenic AED group or non-topiramate exposed epileptic group, topiramate exposure during pregnancy does not appear to significantly increase the risk of oral clefts or major congenital malformations,” commented Peter Tam, president of VIVUS, Inc.  “It is important to point out that this is not the ongoing, larger FORTRESS study, which utilizes medical claims databases from different sources than Wolters Kluwer.  This retrospective observational study was conducted to provide us with an early assessment of the teratogenic potential of topiramate.  The FORTRESS results, expected in the fourth quarter of 2011, along with the results from this study, will be used as part of the QNEXA NDA resubmission to the FDA.  To our knowledge, the Wolters Kluwer’s study represents the largest retrospective cohort study conducted to date for topiramate and adds to the growing body of information on the teratogenic potential of topiramate as well as other antiepileptic agents.”

The study, funded by VIVUS, was conducted by Wolters Kluwer utilizing datasets from the United States and followed patients’ Pharmacy and Medical Claims (January 2003 - December 2010) and covered an estimated 177 million lives. Probable exposure during pregnancy was refined using data on script fill date, days of medication supplied, infant birth date, and ICD-9 codes for birth term.

Details of the presentation:

Date: August 31, 2011

Location: Marriott Park Hotel Rome, Italy

Title: Retrospective analysis of major congenital malformations (MCMs) and oral clefts (OC) associated with in utero topiramate (909)

Authors: Pack A(1), Meador K(2), Bhattacharyya A(3)

(1) Columbia Comprehensive Epilepsy Center, New York, United States,

(2) Emory University, Atlanta, United States,

(3) Wolters Kluwer Pharma Solutions, Yardley, United States

Poster Session: Late Submissions

Poster #: 866

Time: 1:00-2:30 local time

About QNEXA Controlled Release Capsules

QNEXA [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial QNEXA NDA on October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s requests from the End of Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy or FORTRESS; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; the FDA’s requests, if any, to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; the review and questions from the EMA and CHMP on the MAA; substantial competition; the impact on future sales based on specific indication and contraindications contained in the label and the extent of the Risk Evaluation and Mitigation Strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; risks related to the failure to obtain FDA or foreign authority clearances or approval; noncompliance with FDA or foreign regulations; and our dependence on the performance of our collaborative partners. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional  prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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